Exhibit 99.1

  iPayment's Special Committee Retains Legal and Financial Advisors

    NASHVILLE, Tenn.--(BUSINESS WIRE)--June 8, 2005--iPayment, Inc. (Nasdaq:IPMT) today announced that the special committee of its Board of Directors has retained Lazard as the special committee's independent financial advisor in connection with the special committee's evaluation of the non-binding proposal from a newly-formed entity, wholly-owned by Gregory S. Daily, its Chairman and Chief Executive Officer, to acquire all of the outstanding shares of iPayment for a cash price of $38.00 per share and any alternatives. In addition, the Special Committee retained Akin Gump Strauss Hauer & Feld LLP to serve as independent legal counsel to the Special Committee.
    iPayment previously announced on May 16, 2005 that the Board of Directors had established a special committee consisting of four independent directors to act on behalf of iPayment with respect to the proposal and any alternatives in the context of evaluating what is in the best interests of iPayment and its public stockholders.
    iPayment, Inc. is a provider of credit and debit card-based payment processing services to over 130,000 small merchants across the United States. iPayment's payment processing services enable merchants to process both traditional card-present, or "swipe," transactions, as well as card-not-present transactions, including transactions over the internet or by mail, fax or telephone.
    iPayment cautions its shareholders and others considering trading in its securities, as follows: the process of considering the proposal is only in its beginning stages; no decisions whatsoever have been made by the special committee of the Board in respect of iPayment's response, if any, to the proposal and shareholders are not now being asked to take any action with respect to the proposal; the special committee will proceed in an orderly and timely manner to engage appropriate advisors, and consider the proposal and its implications; and there can be no assurance that the proposed transaction or any other transaction will be approved or completed. This press release contains forward-looking statements of iPayment regarding a possible transaction by iPayment. Actual events may differ materially from the statements included in this press release.

    CONTACT: iPayment, Inc.
             General Counsel:
             Afshin M. Yazdian, 615-665-1858, Ext. 115